EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated July 13, 2009 (including amendments thereto) with respect to the Common Stock of MRV Communications, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
Dated: July 13, 2009

Prescott Group Capital Management, L.L.C.

By:	/s/ Phil Frohlich

Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap, L.P.

By:	Prescott Group Capital Management, L.L.C., its general partner

By:	/s/ Phil Frohlich

Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap II, L.P.

By:	Prescott Group Capital Management, L.L.C., its general partner

By:	/s/ Phil Frohlich

Phil Frohlich, Managing Member

Phil Frohlich

By:	/s/ Phil Frohlich

Phil Frohlich

ANNEX A

Date	Shares Purchased/ (Sold)	Price Per Share	Total Cost
5/14/2009	55,606	$0.46	$25,642
5/14/2009	50,000	$0.47	$23,508
5/15/2009	133,929	$0.46	$61,741
5/15/2009	800	$0.47	$376
5/28/2009	14,109	$0.48	$6,809
6/8/2009	4,300	$0.51	$2,179
6/16/2009	340,692	$0.39	$133,169
6/16/2009	913,000	$0.40	$365,354
6/16/2009	750,200	$0.42	$315,850
6/16/2009	1,330,704	$0.43	$569,361
6/16/2009	238,996	$0.44	$105,154
6/16/2009	218,600	$0.46	$99,689
6/16/2009	161,000	$0.47	$74,873
6/16/2009	139,800	$0.48	$67,244
6/16/2009	200	$0.49	$98
6/16/2009	200	$0.50	$99
6/16/2009	151,691	$0.51	$76,612
6/16/2009	200	$0.52	$104
7/8/2009	7,040	$0.42	$2,957
7/8/2009	36,500	$0.43	$15,520
7/8/2009	116,460	$0.44	$50,676
7/9/2009	80,000	$0.44	$34,808